Exhibit 3.14

THE COMPANIES ACT OF GUYANA

NO. 29 OF 1991

ARTICLES OF AMENDMENT

OF

NOBLE DRILLING (GUYANA) INC.

NOTICE OF BY-LAWS

1.	Name of Company:

NOBLE DRILLING (GUYANA) INC.

2.	Company No:

9061

Notice is given that the Board of Directors have met, approved and adopted the attached Amended By-Laws of the Company

Date: 23rd day of January, 2021

Name	Address	Signature
C.A. Nigel Hughes (Company Secretary)	Lot 62 Hadfield and Cross Streets, Werk-en-Rust, Georgetown, Guyana	/s/ C.A. Nigel Hughes